EXHIBIT 8.1

New York	Bracewell & Giuliani LLP
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bgllp.com
May 18, 2007
TEPPCO Partners, L.P.
TE Products Pipeline Company, L.P.
TCTM, L.P.
TEPPCO Midstream Companies, L.P.
Val Verde Gas Gathering Company, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special United States federal income tax counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership (“TE Products Pipeline”), TCTM, L.P., a Delaware limited partnership (“TCTM”), TEPPCO Midstream Companies, L.P., a Delaware limited partnership (“TEPPCO Midstream”), and Val Verde Gas Gathering Company, L.P., a Delaware limited partnership (“Val Verde” and, together with TE Products Pipeline, TCTM and TEPPCO Midstream, the “Subsidiary Partnerships”), in connection with the public offering by the Partnership of $300,000,000 aggregate principal amount of its 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067 (the “Notes”), guaranteed as to payment of principal, premium, if any, and interest by the Subsidiary Partnerships.
This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended.
In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (1) the registration statement on Form S-3 (Registration No. 333-110207) filed on November 3, 2003 by the Partnership, the Subsidiary Partnerships and Jonah Gas Gathering Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), (2) the prospectus supplement dated May 15, 2007, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” filed pursuant to Rule 424(b) promulgated under the Securities Act, (3) the Indenture, dated as of May 14, 2007, as supplemented by the First Supplemental Indenture dated as of May 18, 2007, among the Partnership, as issuer, the Subsidiary Partnerships, as subsidiary guarantors, and The Bank of New York Trust Company, N.A., as

TEPPCO Partners, L.P.
May 18, 2007

trustee (the “Indenture”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the general partners of the Partnership and each of the Subsidiary Partnerships and have assumed that such statements and the facts set forth in such representations are true, correct and complete without regard to any qualification as to knowledge or belief. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above. We have also assumed that the transactions related to the offering of the Notes will be consummated in the manner contemplated by the Prospectus.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute or will constitute, valid and binding obligations of each party.
In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance, moreover, that our opinion, or the conclusions set forth in the Prospectus with respect to the United States federal income tax treatment of the Notes will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations or assumptions on which our opinion is based could affect our conclusions.
Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein or in the Prospectus, we are of the opinion that, under current United States federal income tax law, although the discussion set forth in the Prospectus under the heading “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the Untied States federal income tax consequences described therein.

TEPPCO Partners, L.P.
May 18, 2007

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Notes or of any transaction related thereto. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to a Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP